Exhibit 99.1

Forest Road Acquisition Corp. II Announces Separate Trading of its Class A Common Stock and
Warrants, Commencing April 30, 2021

New York, NY, April 27, 2021 (BUSINESS WIRE) – Forest Road Acquisition Corp. II (NYSE: FRXB.U) (the “Company”) announced today that, commencing April 30, 2021, holders of the 35,000,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “FRXB” and “FRXB WS”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on NYSE under the symbol “FRXB.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on March 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick, 2nd Floor, New York, New York 10014, or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, New York, New York 10022, or by e-mail at prospectus@cantor.com.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the technology, media, telecommunications, and consumer space.

The Company is led by Thomas Staggs and Kevin Mayer who both serve as Co-Chief Executive Officer and Co-Chairperson of the Board. Zachary Tarica serves as Chief Operating Officer, Idan Shani as Chief Financial Officer, and Jeremy Tarica as Chief Investment Officer of the Company. The team also includes strategic advisors Shaquille O’Neal, Sheila A. Stamps, Rick Hess, and Harlan Cherniak, as well as independent directors Martin Luther King III, Salil Mehta, and Keith L. Horn.

The Forest Road Company, LLC, an affiliate of the Company’s sponsor, is a specialty finance platform across media, real estate, and renewable energy tax credit lending as well as film tax credit administration and tax credit brokerage.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

For Media:

Jaclyn Fershtman

media@forestroadco.com

For Investors:

Jeremy Tarica

jeremy@forestroadco.com